Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Investors:	Denis K. Sheahan
Chief Financial Officer
(781) 982-6341

		Media:	Richard A. Hall
Senior Vice President
(781) 982-6486

Rockland Trust Company and Independent Bank Corp.

President Becomes CEO, Adopts Plan to Purchase Shares

ROCKLAND, MA (February 24, 2003) — Rockland Trust Company and Independent Bank Corp. (NASDAQ: INDB), today announced that Christopher Oddleifson, President of Independent Bank Corp. and Rockland Trust Company, has become Chief Executive Officer, as previously announced.  Mr. Oddleifson was elected President when he joined the bank January 9, 2003.

In addition, Mr. Oddleifson has executed a written trading plan to purchase 6,000 shares of the Company’s stock.  The plan, approved by the Board of Directors and adopted under the SEC rule 10b5-1, will enable Mr. Oddleifson to purchase 500 shares of the Company’s stock each month over the next twelve months.

Rule 10b5-1 allows corporate insiders to establish prearranged written plans to buy or sell a specified number of shares of company stock over a predetermined period of time.  In adopting this plan, Mr. Oddleifson stated, “I believe that Rockland Trust has a very promising future, and I’m investing in that future.”

Independent Bank Corp.’s sole bank subsidiary, Rockland Trust Company, currently has $2.3 billion in assets, 52 retail branches, seven commercial lending centers and three Investment Management Group offices located in the Plymouth, Barnstable, Norfolk and Bristol counties of Southeastern Massachusetts. To find out more about Rockland Trust Company and its products, visit our web site at www.rocklandtrust.com.

This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company.  Actual results may differ from those contemplated by these statements.  The Company wishes to caution readers not to place undue reliance on any forward-looking statements.   The Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.

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